Exhibit 6.5

EXECUTION VERSION

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of December 29, 2021, by and between East West Bank (“Bank”), Max International, LLC, a Utah limited liability company (“Borrower”), and the Affiliate Guarantors from time to time party hereto.

RECITALS

Borrower and the Subsidiary Guarantors previously entered into that certain Loan and Security Agreement with the Bank, dated as of the Closing Date (the “Original Loan Agreement”). Borrower has proposed certain changes to the Original Loan Agreement which are reflected in this Agreement, including the addition of the Parent Guarantors (defined herein) as Obligors hereunder and certain modifications to the definition of “EBITDA” included herein.

Borrower wishes to continue to maintain the outstanding Credit Extensions and to obtain credit from time to time from Bank, and Bank desires to continue such Credit Extensions and to extend credit to Borrower. This Agreement sets forth the terms on which Bank will continue such Credit Extensions and further advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.            DEFINITIONS AND CONSTRUCTION.

1.1            Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth in this Section 1.1. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to an Obligor arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Obligor and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by such Obligor in respect thereof and such Obligor’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

"Affiliate Guarantor” means any Parent Guarantor or Subsidiary Guarantor.

“Amendment Date” means December 29, 2021.

“Available Equity Amount” means, as of any date of determination, an amount (which shall not be less than zero) equal to the sum of:

(a)            the cumulative amount of (i) all net proceeds of the issuance of Equity Interests (other than Disqualified Equity Interests) of Borrower received in Cash, and (ii) all Cash that has been received by Borrower as a capital contribution, in each case, after the Closing Date and on or prior to the date of such determination, excluding, in each case, any amount utilized for any other purpose hereunder; minus

(b)            the cumulative amount of all Permitted Acquisitions, Investments, Distributions and Permitted Transfers made after the Closing Date and on or prior to the date of such determination funded with and in reliance on the Available Equity Amount.

“Bank Expenses” means all reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable and documented attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Bank Product” means any one or more of the following financial products or accommodations provided by Bank to Borrower, Parent Guarantors or their respective Subsidiaries: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) any cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements, (f) swap agreements, including any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated or (g) letters of credit.

“Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower, Parent Guarantors or their respective Subsidiaries to Bank pursuant to or in connection with a Bank Product and irrespective of whether for the payment of money, and whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially in form and substance satisfactory to Bank.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowing Base” means

(a)	EBITDA multiplied by the EBITDA Multiplier; minus

(b)	Bank Products; minus

(c)            those reserves that Bank deems necessary or appropriate, in its reasonable discretion, to establish and maintain.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in Los Angeles, California are authorized or required to close.

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“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash” means unrestricted (other than restrictions in favor of Bank) cash and cash equivalents.

“Change in Control” means that (a) the Permitted Holders shall cease to own and control, of record and beneficially, directly or indirectly, in excess of 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock or other equity interest of the Borrower on a fully diluted basis (which for this purpose shall exclude all capital stock or other equity interest that have not yet vested), or (b) the Permitted Holders shall cease to have the ability to elect or appoint (either through equity ownership or contractual voting rights) a majority of the board of directors, the Borrower’s manager or managers or equivalent governing body of the Borrower.

“Chief Executive Office State” means where each Obligor’s chief executive office is located, which is (a) Utah for the Borrower and Max International Sales, Inc., (b) Delaware for Max Health & Living International (New Zealand) Limited, LLC and (c) California for each of the Parent Guarantors.

“Closing Date” means October 29, 2021.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit A, except to the extent (a) any such property is nonassignable by its terms (or the terms of any contract or agreement governing such property), without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (b) any such property consists of Excluded Accounts, solely to the extent that the granting of a security interest in any such Excluded Accounts would result in a breach of, or default under, any contract or agreement governing such Excluded Account or result in a right of termination in favor of any third party with respect thereto, (c) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (d) any such property constitutes the capital stock of a Foreign Subsidiary, in excess of 65% of the voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, or (e) such property constitutes Forever Oceans Interests; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment.

“Collateral State” means the state or states or other countries, territories or jurisdictions where the Collateral is located, which are the State of Utah and the countries of Australia, Canada, Columbia, Costa Rica, Dominican Republic, El Salvador, Guatemala, Hong Kong (in China), Kenya, Malaysia, New Zealand, the Philippines, Singapore, Thailand and Vietnam.

“Committed Leverage Ratio” means, with respect to Borrower, Parent Guarantors and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, the ratio of (a) the Revolving Line to (b) EBITDA for the previously ended 12-month period; provided that for purposes of testing the Committed Leverage Ratio on December 31, 2021 pursuant to Section 6.7(c), clause (b) shall be EBITDA of Borrower, Parent Guarantors and their Subsidiaries for the previously ended 3-month period multiplied by four.

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“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Controlled Subsidiary” means a Subsidiary of the Borrower as to which (a) the Borrower owns and controls, of record and beneficially, directly or indirectly, in excess of 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock or other equity interest of such Subsidiary on a fully diluted basis (which for this purpose shall exclude all capital stock or other equity interest that have not yet vested), and (b) the Borrower has the ability to elect or appoint (either through equity ownership or contractual voting rights) a majority of the board of directors, the Subsidiary’s manager or managers or equivalent governing body of the Subsidiary.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Disqualified Equity Interests” means any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) are redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (c) provide for the scheduled payments or dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty one days after the Revolving Maturity Date, except, in the case of clauses (a) and (b), if as a result of an initial public offering, a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such initial public offering, a change of control or asset sale event are subject to the occurrence of the Revolving Maturity Date.

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“Distributor Compensation Plan” means the compensation plan, duly approved by Borrower by which Borrower and its Subsidiaries agree with third-party distributors to the division of income from sales of products in the ordinary course of Borrower’s business as currently conducted.

“EBITDA” means, with respect to any fiscal period and with respect to Borrower, Parent Guarantors and their Subsidiaries, determined on a consolidated basis and in each case in accordance with GAAP, (a) the consolidated net income (or loss), for such period, minus (b) without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) for such period: (i) unusual or non-recurring gains (including, without limitation, gain (or loss) on foreign exchange transactions), and (ii) interest income, plus (c) without duplication, the sum of the following amounts for such period to the extent deducted in determining consolidated net income (or loss) for such period: (i) non-cash unusual or non-cash non-recurring losses, (ii) Interest Expense, (iii) income taxes, and (iv) depreciation and amortization; provided that EBITDA shall exclude any amounts attributable to the Forever Oceans Interests.

“EBITDA Multiplier” means (i) from the Closing Date through and including June 29, 2022, 2.00, (ii) from June 30, 2022 through and including December 30, 2022, 1.75, (iii) from December 31, 2022 through and including June 29, 2023, 1.50 and (iv) from June 30, 2023 and thereafter, 1.25.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which an Obligor has any interest.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, including any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excess Availability” means the sum of (a) the lesser of (i) the Revolving Line and (ii) the Borrowing Base minus (b) Advances.

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“Excluded Accounts” means (a) deposit accounts held exclusively (i) for payroll and payroll taxes, (ii) for employee benefit payments and expenses and other employee fiduciary accounts (including accounts for taxes required to be collected, remitted, or withheld) related to an Obligor’s employees, and (iii) to pay taxes, (b) zero balance disbursement accounts, (c) escrow and similar accounts created in connection with Permitted Acquisitions solely to the extent such Permitted Acquisition would have been permitted on the date of payment into such accounts, (d) accounts containing funds that are restricted by law, (e) accounts of Foreign Subsidiaries of Borrower or accounts held outside the United States of Max Health & Living International (New Zealand) Limited, LLC that are used to pay commissions to the Borrower’s distributors in the ordinary course of business, (f) operating accounts of the Foreign Subsidiaries of Borrower that are used in the ordinary course of their businesses and (g) other accounts maintained in the ordinary course of business containing cash amounts that do not exceed at any time $50,000 for any such account and $100,000 in the aggregate for all such accounts under this clause (g).

“Excluded Swap Obligation” means, with respect to any Affiliate Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Affiliate Guarantor of, or the grant by such Affiliate Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Affiliate Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.11 and any other “keepwell, support or other agreement” for the benefit of such Affiliate Guarantor and any and all guarantees of such Affiliate Guarantor’s Swap Obligations by other Obligors) at the time the guaranty of such Affiliate Guarantor, or grant by such Affiliate Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Fixed Charge Coverage Ratio” means, with respect to Borrower, Parent Guarantors and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for the previously ended 12-month period minus Capital Expenditures for the previously ended 12-month period minus Interest Expense required to be paid in cash during the previously ended 12-month period, to (b) Fixed Charges for the previously ended 12-month period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrower, Parent Guarantors and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid in cash during such period and (b) payments in respect of Capital Leases that are required to be paid during such period; provided that Fixed Charges shall exclude any amounts attributable to the Forever Oceans Interests.

“Foreign Subsidiary” means any Subsidiary of Borrower or any Parent Guarantor (a) which is a “controlled foreign corporation” (as defined in Section 957 of the IRC), (b) all or substantially all of whose assets consist of equity securities of (or debt obligations owed or treated as owed by) (y) one or more “controlled foreign corporations” (as defined in Section 957 of the IRC) or (z) Subsidiaries described in this clause (b), or (c) that is a direct or indirect Subsidiary of (y) a Subsidiary of a type described in clause (b) or (z) a “controlled foreign corporation” (as defined in Section 957 of the IRC).

“Forever Oceans Interests” means an indirect ownership interest held as of the Closing Date and the Amendment Date by Mully’s Max Mob LLC in preferred stock of Forever Oceans Corporation, a Delaware corporation. For the avoidance of doubt the Forever Oceans Interest is referred to, and synonymous with, the “VHFO II Interest” in the Purchase Agreement.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

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“Guaranteed Obligations” has the meaning assigned in Section 11.1.

“Guarantor” is any Person executing Guaranty Documents.

“Guaranty” has the meaning assigned in Section 8.11.

“Guaranty Documents” has the meaning assigned in Section 8.11.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, in respect of obligations described in clauses (a) through (c) of this definition.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other Debtor Relief Law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Obligors’ right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)            Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)            Any and all design rights which may be available to an Obligor now or hereafter existing, created, acquired or held;

(d)            Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)            All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)            All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Expense” means, for any period, the aggregate of the interest expense of a Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Inventory” means all present and future inventory in which an Obligor has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any other Person, or any loan, advance or capital contribution to any other Person.

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“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Personal Guaranty, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement (but specifically excluding agreements for Bank Products), all as amended or extended from time to time.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of an Obligor; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Contract” means each of the agreements described on Exhibit B attached hereto.

“Minority Equity Holder” means holders of equity in Borrower other than To The Max Investment, LLC, which collectively hold equity interests in Borrower as of the Closing Date amounting to approximately 4.5062% of the total outstanding equity interests therein.

“Mully’s Max Mob Distributions” means the distributions and transfers by Mully’s Max Mob LLC contemplated by Section 2.05(a) and 2.05(c) of the Purchase Agreement to one or more of the Pre-Acquisition Owners of Mully’s Max Mob LLC (or their designee).

“Negotiable Collateral” means all of an Obligor’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and such Obligor’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, the Unused Fee, Bank Expenses, Bank Product Obligations, fees and other amounts owed to Bank by an Obligor pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from an Obligor to others that Bank may have obtained by assignment or otherwise; provided that, without limiting the foregoing, the Obligations of an Affiliate Guarantor shall exclude any Excluded Swap Obligations with respect to such Affiliate Guarantor.

“Obligor State” means the state where each Obligor is organized, which is (a) Utah for the Borrower and Max International Sales, Inc. and (b) Delaware for Max Health & Living International (New Zealand) Limited, LLC and each Parent Guarantor.

“Obligors” means, collectively, the Borrower and each Affiliate Guarantor.

“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Parent Guarantor” means each of To The Max Investment, LLC and Mully’s Max Mob LLC, each a Delaware limited liability company.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit C.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Acquisition” means any purchase or other acquisition by Borrower or its Subsidiaries (including the creation and capitalization of any Subsidiary in connection with such purchase or other acquisition) of (x) the capital stock of a Person that, upon the consummation thereof, will become a Controlled Subsidiary (including as a result of a merger or consolidation) or (y) all or substantially all the assets of, or assets constituting one or more business units of, any Person (an “Acquisition”); provided, that, with respect to each such Acquisition, (a) no Event of Default has occurred, is continuing or would exist immediately after giving effect to such Acquisition, (b) the aggregate Cash consideration paid in connection with all such Acquisitions does not exceed the greater of (i) $500,000 and (ii) the Available Equity Amount; provided that such consideration paid shall not exceed $125,000 in Cash (including proceeds from the Available Equity Amount) in any fiscal year of Borrower, (c) such Acquisition does not result in a Change in Control, and (d) in the case of any Acquisition involving Borrower, Borrower is the surviving legal entity.

“Permitted SBA Loan” means the loan owned by Borrower to the U.S. Small Business Administration on the Closing Date in principal amount of $150,000.

“Permitted Holders” means Venerable Holdings, LLC, a California limited liability company.

“Permitted Indebtedness” means:

(a)            Indebtedness of Borrower, Parent Guarantors or any Subsidiary in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)            Indebtedness not to exceed $250,000 in the aggregate in any fiscal year of Borrower; provided that such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	Intercompany Indebtedness to the extent constituting a Permitted Investment;

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(g)            Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(h)            Indebtedness in respect of performance bonds, bid bonds, letters of credit, surety bonds, appeal bonds, and similar obligations;

(i)            Indebtedness incurred on corporate credit cards in the ordinary course of business in an aggregate amount not to exceed $250,000 at any time outstanding;

(j)            To the extent constituting Indebtedness, Indebtedness incurred in connection with the financing of insurance premiums;

(k)            Indebtedness consisting of any Contingent Obligations with respect to Indebtedness of Borrower or any Subsidiary of Borrower that otherwise constitutes Permitted Indebtedness;

(l)	The Permitted SBA Loan;

(m)	Other unsecured Indebtedness not to exceed $250,000 at any time outstanding;

(n)	Indebtedness in respect of Bank Product Obligations; and

(o)            Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased (except by the amount of any fees, premiums or other amounts incurred in connection with such extension, refinancing or renewal) or the terms modified to impose more burdensome terms upon Borrower, Parent Guarantor or its respective Subsidiary, as the case may be.

“Permitted Investment” means:

(a)            Investments (i) existing on the Closing Date disclosed in the Schedule and (ii) in Subsidiaries in existence as of the Closing Date;

(b)            (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, (iv) Bank’s money market accounts; and (v) Investments in deposit or checking accounts held with Bank or otherwise permitted by, and subject to the terms and conditions of, Section 6.6;

(c)            Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d)	Investments accepted in connection with Permitted Transfers;

(e)            Investments (i) by Borrower in or to any Subsidiary Guarantor, (ii) by any Parent Guarantor in Borrower, and (iii) by Subsidiaries in or to other Subsidiaries or Borrower;

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(f)            Investments made with the Available Equity Amount; provided that such Investments shall not exceed $100,000 in the aggregate without the prior written consent of the Lender (not to be unreasonably withheld);

(g)           Investments not to exceed $125,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s board of directors;

(h)            Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of an Obligor’s business;

(i)             Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements, in each case, entered into in the ordinary course of business and designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices, but in no case for speculation purposes;

(j)             (i) Permitted Acquisitions, (ii) the formation of Subsidiaries expressly permitted by Section 6.10 and (iii) transactions expressly permitted by Section 7.3;

(k)            Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (k) shall not apply to Investments of Borrower or any Parent Guarantor in any Subsidiary;

(l)	Investments resulting from Bank Products;

(m)	Repurchases of Equity Interests of an Obligor that are permitted under Section 7.6; and

(n)	Other Investments in an aggregate amount not to exceed $250,000 in any fiscal year of Borrower.

“Permitted Liens” means the following:

(a)            Any Liens (a) existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances), or (b) arising under this Agreement or the other Loan Documents or any other agreement in favor of Bank;

(b)            Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which an Obligor maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)            Liens securing Indebtedness not to exceed $250,000 in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon or accessions or additions thereto, and the proceeds of such Equipment;

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(d)            Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien (together with an improvements thereon or accessions or additions thereto) and the principal amount of the indebtedness being extended, renewed or refinanced does not increase (except by the amount of any fees, premium or other charges incurred in connection with such extension, renewal or refinancing);

(e)            Rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(f)            Liens of carriers, landlords, banks (including customary rights of set off), warehousemen, mechanics, suppliers, or other possessory Liens that are imposed by law arising in the ordinary course of business, so long as the underlying obligations are not delinquent or remain payable without penalty or are being contested in good faith by appropriate proceedings which have the effect of staying or preventing the forfeiture or sale of the property subject to any such Lien;

(g)            Liens on cash deposited to secure an Obligor’s obligations in connection with worker’s compensation or other unemployment insurance (other than Liens imposed by ERISA), or to secure obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money or Liens on cash deposited to secure its reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(h)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(i)             Easements, rights or way, restrictions, encroachments, and other minor defects or irregularities of title, in each case, which do not interfere in any material respect with the ordinary conduct of Borrower’s or its Subsidiaries’ businesses;

(j)            Leases, subleases, non-exclusive licenses or sublicenses of property (other than intellectual property) granted in the ordinary course of an Obligor’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein; and

(k)            Liens securing the Permitted SBA Loan.

“Permitted Tax Distribution” means that if the Equity Interests of a Loan Party are owned by a Person that is not a Loan Party and such Loan Party has been converted to a pass-through entity for tax purposes, distributions by such Loan Party solely for the payment of income taxes by any Person as a result of its direct or indirect ownership of the Equity Interests of such Loan Party in an amount not to exceed the Federal and State income tax paid or to be paid by the owner of Equity Interests in a Loan Party on taxable income earned by such Loan Party and attributable to such owner as a result of such Loan Party’s “pass-through” tax status, assuming the highest marginal income tax rate for Federal and State (for the State or States in which any equity owner is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for State income taxes in calculating the Federal income tax liability and all other deductions, credits, deferrals and other reductions available to such owners from or through such Loan Parties.

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“Permitted Transfer” means a Transfer:

(a)            Of Cash (to the extent not otherwise prohibited by the express terms of this Agreement) or of Inventory in the ordinary course of business;

(b)	Of Cash under Borrower’s and its Subsidiaries’ Distributor Compensation Plan;

(c)            Payments of Cash made (1) with the Available Equity Amount; provided that (i) such payment shall not exceed the amount permitted under clause (f) of the definition of Permitted Investment and (ii) such transaction does not result in a Change in Control and (2) by any Parent Guarantor in respect of Permitted Tax Distributions;

(d)            Consisting of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(e)            Of worn-out, surplus, fully-depreciated or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Obligors;

(f)	Consisting of grants of security interests and other Liens that constitute Permitted Liens;

(g)            of assets otherwise permitted by Section 7, including Permitted Investments and distributions permitted pursuant to Section 7.6;

(h)            (i) from any Guarantor to Borrower, (ii) by any Subsidiary that is not a Guarantor to another Subsidiary that is not a Guarantor, or (iii) from a Subsidiary to Borrower or any Guarantor;

(i)            Consisting of the sale of real property by any Subsidiary of Borrower; provided that any such sale of real property is made in exchange for cash in an amount that is not less than the fair market value of such real property;

(j)            Of other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $200,000 during any fiscal year; or

(k)	That is a Mully’s Mob Distribution.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Personal Guarantors” means Kevin McFarlane and Joseph Voyticky.

“Personal Guaranty” means that certain Guaranty dated as of Closing Date among the Personal Guarantors and Bank.

“ Pre-Acquisition Owners” means, with respect to Mully’s Max Mob LLC, Alfred Calligaris and the other members holding equity in Mully’s Max Mob LLC immediately prior to the closing of the Purchase Agreement. For the avoidance of doubt, this term does not include the Permitted Holders or their subsidiaries.

“Prime Rate” means the greater of three and one quarter percent (3.25%) per year, or the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

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“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Projections” has the meaning assigned in Section 6.2.

“Purchase Agreement” means the Membership Interest and Related Asset Purchase Agreement, dated as of October 27, 2021, among (i) Alfred Calligaris, as seller, (ii) Max International Acquisition Corp., Max Contract Acquisition Corp. and Mully Acquisition Corp., as purchasers, and (iii) the Permitted Holders, as parent company of the purchasers.

“Qualified ECP Guarantor” means, at any time, each Obligor with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer or the President of Borrower.

“Revolving Line” means a Credit Extension of up to $7,000,000.

“Revolving Maturity Date” means October 29, 2023.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means (i) 65% of the issued and outstanding Equity Interests owned or held of record by an Obligor in any Foreign Subsidiary of such Obligor, and (ii) 100% of the issued and outstanding Equity Interests owned or held of record by an Obligor in any Subsidiary of such Obligor which is not a Foreign Subsidiary.

“SOS Reports” means the official reports from the Secretaries of State, the Chief Executive Office State and the Obligor States and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Special Contribution Repayment” means the repayment by Borrower in full of (i) the $500,000 equity contribution made to Borrower in August 2021 by Alfred Calligaris or his Affiliates from the proceeds of the Venerable Closing Contribution, (ii) $35,782.83 owed by Borrower to Alfred Calligaris as a reimbursement owed to Mr. Calligaris by Borrower on account of Mr. Calligaris’s payment of certain interest charges owed by Borrower under a prior credit facility and (iii) the advance made by Mully’s Max Mob, LLC, a Delaware limited liability company, on July 14, 2021 in the amount of $66,839.15 in connection with the payment of legal expenses incurred by Borrower.

“Specified Obligor” means any Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.11).

“Subordinated Debt” means any unsecured debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

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“Subordination Agreement” means a Subordination Agreement between and among Bank, as senior secured party, Max Contract Acquisition Corp, a Delaware corporation, and To The Max Investment, LLC, a Delaware limited liability company, subordinating the debts held by Max Contract Acquisition Corp. and To The Max Investment, LLC (as listed in the Schedule hereto) to the Obligations.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower or any Parent Guarantor, either directly or through an Affiliate.

“Subsidiary Guarantors” means each Subsidiary (other than any Foreign Subsidiary) of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Affiliate Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Obligors connected with and symbolized by such trademarks.

“Transfer” has the meaning assigned in Section 7.1.

“Total Liquidity” means the sum of (a) unrestricted cash of the Borrower and (b) Excess Availability.

“Unused Fee” has the meaning assigned in Section 2.5(b).

“Venerable Closing Contribution” means a Cash contribution of equity made to Borrower, directly or indirectly, by the Permitted Holders on (or up to 10 days before) the Closing Date.

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1.2             Accounting Terms. Any accounting term not specifically defined in Section 1.1 shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for (i) non-compliance with FAS 123R in monthly reporting and (ii) with respect to unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments); provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (x) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (y) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; and provided further that (x) any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP) whether or not such operating lease obligations were in effect on such date notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1	Credit Extensions.

(a)            Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)            Advances Under Revolving Line.

(i)            Amount. Subject to and upon the terms and conditions of this Agreement Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable.

(ii)            Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 12:00 p.m. Pacific time on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s reasonable discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any facsimile or telephonic notice given by any Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(c)            Accordion. At any time during the period from and after the Closing Date through but excluding the date that is 180 days prior to the Revolving Maturity Date, at the option of Borrower, the Revolving Line may be increased by an amount in the aggregate for all such increases of the Revolving Line not to exceed $3,000,000 (each such increase, an “Increase”). Any Increase shall be in an amount of at least $1,000,000 and integral multiples of $1,000,000 in excess thereof. Any Increase shall be effective on the date determined by the Bank in its sole discretion. Each of the following shall be conditions precedent to any Increase of the Revolving Line: (i) the Bank shall have agreed to provide the Increase in its sole discretion, which may be conditioned on additional conditions precedent, (ii) no Event of Default exists and (iii) the Borrower shall have provided such additional information and documentation and shall have satisfied such additional conditions as the Bank shall require in its sole discretion. The Borrower shall take any actions reasonably required by Bank to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new portion of the Revolving Line.

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2.2            Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3            Interest Rates, Payments, and Calculations.

(a)            Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to the greater of (i) 3.50% above the Prime Rate and (ii) 6.50%.

(b)            Late Fee; Default Rate. If any payment is not made within 10 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5.00% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, but not less than $5.00. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)            Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Borrower authorizes Bank, at its sole option, to (i) debit any of Borrower’s accounts with Bank or (ii) make demand upon Borrower for payment of all Bank Expenses. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)            Application of Payments. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest as shown on the most recent statement or bill provided to Borrower (if no statement or bill has been provided for any reason, it shall be applied to the unpaid interest accrued since the last payment); then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Bank at Bank’s address shown in Section 10 or at such other place as Bank may designate in writing.

(e)            Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

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(f)            Prepayment Fee. If this Agreement is terminated or the Revolving Line is permanently reduced prior to twelve (12) months after the Closing Date following an Event of Default, whether after the acceleration of the Obligations after an Event of Default, or the sale or other disposition of any Collateral, or in connection with an Insolvency Proceeding (such that the fee shall be payable even if Bank provides financing in such Insolvency Proceeding with an amendment to this Agreement) or any plan of reorganization pursuant thereto or otherwise, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Bank's lost profits as a result thereof, Borrower shall pay to Bank, upon the effective date of such termination or reduction, a prepayment fee in the amount equal to 1.00% of the Revolving Line (as in effect immediately prior to such termination or permanent reduction).

2.4            Crediting Payments. So long as no Event of Default exists, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce the Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 p.m. Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5            Fees. Borrower shall pay to Bank the following:

(a)            Facility Fee. On the Closing Date, a fee equal to $45,500, which shall be nonrefundable and which may be netted out of loan proceeds on the Closing Date or debited from any of Borrower’s accounts;

(b)            Unused Fee. A fee, payable monthly to Bank in arrears, in an amount equal to 0.50% per annum of the difference between the Revolving Line and the average outstanding principal balance of the Obligations during the applicable month (the “Unused Fee”), which fee shall be payable within five (5) days of the last day of each such month and shall be nonrefundable, which may be debited from any of Borrower’s accounts;

(c)            Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due; and

(d)            Good Faith Deposit. Borrower has paid to Bank a good faith deposit of $25,000 (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. Any portion of the Good Faith Deposit not utilized to pay Bank Expenses on the Closing Date shall be returned to Borrower; provided that Borrower shall be required to satisfy in full the Bank Expenses notwithstanding the amount of the Good Faith Deposit.

2.6            Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

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3.             CONDITIONS OF LOANS.

3.1            Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)            the Original Loan Agreement, the Subordination Agreement and the Personal Guaranty;

(b)            an officer’s certificate of each Obligor party to the Original Loan Agreement with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)            a UCC National Form Financing Statement with respect to each Obligor party to the Original Loan Agreement;

(d)	an intellectual property security agreement from Borrower;

(e)	agreement to furnish insurance;

(f)	payment of the fees and Bank Expenses then due specified in Section 2.5;

(g)           current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(h)           current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an opinion which is unqualified or otherwise acceptable to Bank, company prepared consolidated balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(i)	current Compliance Certificate in accordance with Section 6.2;

(j)	a Perfection Certificate;

(k)          subject to Section  6.6, securities and/or deposit account control agreements with respect to any accounts permitted hereunder to be maintained outside Bank;

(l)	an automatic debit authorization;

(m)           the Permitted Holder, directly or indirectly, shall have made the Venerable Closing Contribution, which shall contribute not less than $2,000,000 of cash to Borrower’s balance sheet;

(n)	a completed Borrowing Base Certificate;

(o)	unrestricted Cash on Borrower’s balance sheet of at least $2,500,000; and

(p)          such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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3.2           Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)           the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date (provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date), and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

3.3           Conditions to Effectiveness of Amendments and Restatements. The effectiveness of this Agreement, and the amendments and restatements to the Original Loan Agreement contemplated hereby, is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)	this Agreement;

(b)           an officer’s certificate of each Parent Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)            a UCC National Form Financing Statement with respect to each Parent Guarantor;

(d)	payment of all Bank Expenses incurred through the Amendment Date;

(e)           current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral of the Parent Guarantors;1

(f)	a Perfection Certificate of the Parent Guarantors; and

(g)           such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

4.             CREATION OF SECURITY INTEREST.

4.1           Grant of Security Interest. Each Obligor grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Obligors of each of their covenants and duties under the Loan Documents. Except for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral, to the extent such security interest may be perfected by the filing of financing statements under the Code and other perfection actions taken by Bank or Borrower pursuant to this Agreement. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

1 Kurt, are you running these, or should we?

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4.2           Perfection of Security Interest. Each Obligor authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Obligor of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Obligor is an organization, the type of organization and any organizational identification number issued to such Obligor, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Each Obligor shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Each Obligor shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Except with respect to personal property in transit in the ordinary course of business and movable items of personal property, where Collateral having a value in excess of $250,000 is in possession of a third party bailee, Obligors shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) subject to Section 6.6, obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Each Obligor will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Each Obligor from time to time may deposit with Bank specific cash collateral to secure specific Obligations; each Obligor authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by any Obligor or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations (other than inchoate indemnity obligations) are outstanding.

4.3           Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Obligors’ usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Obligors’ Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Obligors’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4           Pledge of Collateral. Each Obligor hereby pledges, collaterally assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Subject to Section 6.14, on the Closing Date, the certificate or certificates for the Shares, if any, will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by the applicable Obligor. To the extent required by the terms and conditions governing the Shares, Obligors shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Each Obligor will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, each Obligor shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

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4.5           Account Verification. Each Obligor shall permit Bank, in Bank’s name or in the name of a nominee of Bank, to verify the validity, amount or any other matter relating to any account or payment intangible, by mail, telephone, facsimile transmission or otherwise and, promptly upon the request of Bank, each Obligor shall send requests for verification of accounts and payment intangibles or send notices of assignment of accounts and payment intangibles to account debtors and other obligors.

5.                      REPRESENTATIONS AND WARRANTIES.

Each Obligor represents and warrants as follows:

5.1           Due Organization and Qualification. Borrower, each Parent Guarantor and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2           Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Obligors’ powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Obligors’ Organization Documents, nor will they constitute an event of default under any material agreement by which an Obligor is bound. No Obligor is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3           Collateral. Each Obligor has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than (i) movable items of personal property such as laptop computers, (ii) any Collateral in transit, and (iii) any Collateral having a book value in excess of $250,000, all Collateral is located solely in the Collateral States or such other locations as permitted by Section 7.10. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as permitted by Section 6.6, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4           Intellectual Property Collateral. Each Obligor is the sole owner of the Intellectual Property Collateral owned by it, except for non-exclusive licenses granted by Obligors to their customers in the ordinary course of business. To the best of Obligors’ knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Obligors in writing that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such invalidity, unenforceability, or claim could not reasonably be expected to cause a Material Adverse Effect.

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5.5           Name; Location of Chief Executive Office. Except as disclosed in the Schedule or as Borrower may have notified Bank pursuant to Section 7.2, no Obligor has done business within the last five years under any name other than that specified on the signature page hereof, and its exact legal name is as set forth on its respective signature page to this Agreement. The chief executive office of each Obligor is located in the Chief Executive Office State at the address indicated in Section 10 hereof or such other location as Borrower has notified Bank pursuant to Section 7.2.

5.6           Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower, Parent Guarantor or any Subsidiary before any court, administrative agency, or arbitrator which could reasonably be expected to have a Material Adverse Effect.

5.7           No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and its Subsidiaries (and, as applicable on and after the Amendment Date, any Parent Guarantor) that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8           Solvency, Payment of Debts. Each Obligor is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Obligor’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and no Obligor is left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9           Compliance with Laws and Regulations. Borrower, each Parent Guarantor and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from an Obligor’s failure to comply with ERISA that is reasonably likely to result in an Obligor incurring any liability that could reasonably be expected to have a Material Adverse Effect. No Obligor is required to register as an “investment company” and is not “controlled” by any company required to register as an “investment company” within the meaning of the Investment Company Act of 1940. No Obligor is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Obligor has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Each Obligor is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. No Obligor has violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. None of Borrower, any Parent Guarantor nor any of their Subsidiaries is in violation in any material respect of any applicable requirement of law relating to terrorism or money laundering, including Executive Order No. 13224, effective September 24, 2001, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311 5330), the Trading With the Enemy Act (50 U.S.C. §§1-44, as amended), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, signed into law October 26, 2001, the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 as amended and the Criminal Justice (Terrorist Offences) Act 2005. The information included in the Beneficial Ownership Certification is true and correct in all respects. Borrower, each Parent Guarantor and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect. Each Obligor has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Obligor has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Obligor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

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5.10           Subsidiaries. No Obligor owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11           Government Consents. Borrower, each Parent Guarantor and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of each Obligor’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12             Inbound Licenses. Except as disclosed on the Schedule or as notified to Bank pursuant to Section 6.9, no Obligor is a party to, nor is bound by, any inbound license that validly prohibits or otherwise restricts such Obligor from granting a security interest in such Obligor’s interest in such license other than (i) over-the-counter software that is commercially available to the public, (ii) license agreements entered into in the ordinary course of such Obligor’s business and noted on the Schedule or where notice is given in accordance with this Agreement, in each case, to the extent that any breach or termination thereof would not reasonably be expected to cause a Material Adverse Effect, and (iii) customary non-assignment provisions to the extent that any such provisions are ineffective under the Code.

5.13             Shares. Each Obligor has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit an Obligor from pledging the Shares pursuant to this Agreement. To Obligors’ knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Obligors’ knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Obligors know of no reasonable grounds for the institution of any such proceedings.

5.14             Full Disclosure. No representation, warranty or other statement made by an Obligor in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.15              Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

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5.16              Purchase Agreement. Section 2.05 of the Purchase Agreement, a true and complete copy of which has been delivered to Bank, has not been amended or modified in any respect on or after the date such agreement was entered into by the parties thereto, other than as may have been consented to in writing by the Bank, in its sole discretion; provided that, in the event the Forever Oceans Interests have not been transferred out of Mully’s Max Mob LLC by December 31, 2021, the Permitted Holders shall have the right to grant up to a 60-day extension to the requirement that the Forever Oceans Interests be transferred out of Mully’s Max Mob LLC without the prior consent of the Bank, so long as Mully’s Max Mob LLC provides Bank with prior written notice of such extension.

6.                AFFIRMATIVE COVENANTS.

Each Obligor covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, it shall do all of the following:

6.1            Good Standing and Government Compliance. Each Obligor shall maintain its and each of its material Subsidiaries’ organizational existence and good standing (i) in the case of each Obligor, in its Obligor State and (ii) in the case of any Subsidiary, in the state or other jurisdiction in which Subsidiary is incorporated or formed, and shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to each Obligor by the authorities of the jurisdiction in which such Obligor is organized, if applicable. Borrower and each Parent Guarantor shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans of such Borrower, Parent Guarantor or such Subsidiary subject to ERISA. Each Obligor shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower and Parent Guarantors shall comply, and shall cause each of their respective Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, in each case, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2             Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement and statement of cash flows covering Borrower’s, Parent Guarantors’ and its Subsidiaries’ consolidated operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 120 days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower, Parent Guarantors and their Subsidiaries prepared in accordance with GAAP, consistently applied, together with an opinion which is (i) for Fiscal Year 2021 consistent with the opinion given in Borrower’s audited financial statements for its Fiscal Year 2020 and (ii) for Fiscal Year 2022 and thereafter, unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by an Obligor to its security holders or to any holders of Subordinated Debt in their capacity as such and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower, any Parent Guarantor or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower, any Parent Guarantor or any Subsidiary of $250,000 or more; (v) promptly upon receipt, each management letter delivered to an Obligor by such Obligor’s independent certified public accounting firm regarding such Obligor’s management control systems; (vi) as soon as available, but in any event within 60 days after each fiscal year end, Borrower’s financial and business projections and budget, by month, for such fiscal year, with evidence of approval thereof by Borrower’s board of directors (as amended or revised from time to time by the Borrower’s board of directors, the “Projections”); (vii) such budgets, sales projections, operating plans or other financial information generally prepared by Obligors in the ordinary course of business as Bank may reasonably request from time to time; and (viii) within 30 days after each fiscal year end, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that an Obligor has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Obligors’ Intellectual Property Collateral, including but not limited to any subsequent ownership right of an Obligor in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

(a)           Within 30 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

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(b)           Within 30 days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer.

(c)            Immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(d)            Promptly upon, and within any event within five Business Days after, becoming aware of the termination or non-renewal of any Material Contract.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3           Inventory; Returns. Each Obligor shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between an Obligor and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Obligor, as they exist on the Closing Date. Each Obligor shall promptly notify Bank of all returns and recoveries and of all disputes and claims that could reasonably be expected to result in damages or costs of more than $250,000.

6.4           Taxes. Borrower shall make, and ensure each Parent Guarantor and Subsidiary makes, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower, each Parent Guarantor or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower, any Parent Guarantor or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower, such Parent Guarantor or Subsidiary.

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6.5            Insurance.

(a)           Obligors, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Obligors’ business is conducted on the date hereof. Each Obligor shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to such Obligor’s. For the avoidance of doubt, it is understood that, as of the Amendment Date, that neither Parent Guarantor actively operates any business (other than the passive holding of Stocks and/or intangible assets) or owns any tangible assets, and, as such, neither Parent Guarantor maintains either property or liability insurance policies as of the Amendment Date.

(b)            All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days’ notice to Bank before canceling its policy for any reason other than non-payment of premium, for which 10 days’ notice shall be required. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, each Obligor shall have the option of applying proceeds with respect to any Collateral of any casualty policy of such Obligor in an amount up to $125,000 toward the replacement or repair of destroyed or damaged property, or the purchase of property that is otherwise useful to such Obligor’s business; provided that (i) any replacement property shall be of equal or like value as the replaced Collateral; (ii) any replaced or repaired property shall be deemed Collateral in which Bank has been granted a first in priority, perfected security interest; and (iii) such property shall be repaired or replaced within 90 days of the event giving rise to the casualty; and (b) after the occurrence and during the continuance of an Event of Default, all proceeds with respect to Collateral payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

6.6           Deposit Accounts. On the Closing Date, Borrower shall deposit in a depositary account with Bank not less than $2 million in Cash. Within 45 days of the Closing Date, Borrower shall have established and shall maintain its primary operating, depository, and investment accounts (other than Excluded Accounts) with Bank. Within 45 days of the Amendment Date, Parent Guarantors shall have established and shall maintain their primary operating, depository, and investment accounts (other than Excluded Accounts) with Bank. Within 45 days of the Closing Date, any accounts of an Obligor (other than Excluded Accounts) permitted hereunder to be maintained outside Bank shall be subject to control agreements in form and content reasonably acceptable to Bank. In the event that the accounts maintained by Borrower’s Subsidiaries outside of Bank (other than Excluded Accounts under clauses (a) through (e) of the definition thereof) contain, in the aggregate, more than $250,000 (of which not more than $100,000 shall be contained in domestic accounts) (the “Account Threshold”) at any time, Borrower shall promptly (and in any event within three (3) Business Days) cause its Subsidiaries to sweep to its accounts with Bank an amount sufficient to ensure that the Account Threshold is no longer exceeded.

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6.7           Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a)           Minimum Total Liquidity. Commencing with the month ending November 30, 2021, Borrower shall maintain Total Liquidity at all times of not less than $2,500,000, of which no less than $1,000,000 shall be in the form of unrestricted cash of the Borrower held in a deposit account at Bank and subject to a first priority perfected Lien in favor of Bank.

(b)           Minimum Fixed Charge Coverage Ratio. Commencing with the month ending November 30, 2021, Borrower shall maintain a Fixed Charge Coverage Ratio, measured monthly on the end of each month, of at least 1.25 to 1.00.

(c)            Maximum Committed Leverage Ratio. Commencing with the month ending December 31, 2021, Borrower shall not permit the Committed Leverage Ratio as of the last day of each month to exceed the ratio set forth in the table below opposite such date:

Test Period Ending	Maximum Committed Leverage Ratio
December 31, 2021	3.00 to 1.00
January 31, 2022	2.75 to 1.00
February 28, 2022	2.75 to 1.00
March 31, 2022	2.75 to 1.00
April 30, 2022	2.50 to 1.00
May 31, 2022	2.50 to 1.00
June 30, 2022	2.50 to 1.00
July 31, 2022	2.25 to 1.00
August 31, 2022	2.25 to 1.00
September 30, 2022	2.25 to 1.00
October 31, 2022	2.00 to 1.00
November 30, 2022	2.00 to 1.00
December 31, 2022	2.00 to 1.00
January 31, 2023	1.75 to 1.00
February 28, 2023	1.75 to 1.00
March 31, 2023	1.75 to 1.00
April 30, 2023 and each month ending thereafter	1.50 to 1.00

6.8           Registration of Intellectual Property Rights.

(a)          Each Obligor shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by such Obligor, to the extent that such Obligor, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)          Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any, in each case, in accordance with Section 6.2(viii).

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(c)          Borrower shall (i) give Bank not less than 10 days prior written notice of the filing by any Obligor of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute, or cause the applicable Affiliate Guarantor to execute, such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by such Obligor; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d)          Each Obligor shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e)          Each Obligor shall use commercially reasonably efforts to (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets, (ii) detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld; provided that the foregoing requirements shall not apply to any Trademarks, Patents, Copyrights, or trade secrets to the extent that Borrower has determined in good faith that the benefit of any of the foregoing actions would be outweighed by the cost and expense of taking such action.

(f)          Bank may audit an Obligor’s Intellectual Property Collateral to confirm compliance with this Section 6.8, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that an Obligor is required under this Section 6.8 to take but which such Obligor fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.9           Consent of Inbound Licensors. Upon entering into or becoming bound by any inbound license agreement (other than over-the-counter software that is commercially available to the public and license agreements entered into in the ordinary course of an Obligor’s business), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on the applicable Obligor’s business or financial condition within 30 days of entry into such license; and (ii) in good faith take such actions, or ensure the applicable Affiliate Guarantor shall take such actions, as Bank may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) an Obligor’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents; provided that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

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6.10           Creation/Acquisition of Subsidiaries. In the event Borrower, any Parent Guarantor or any of their respective Subsidiaries creates or acquires any Subsidiary, Borrower and Parent Guarantors shall (and, without duplication, shall cause such Subsidiary to) (a) promptly notify Bank of the creation or acquisition of such new Subsidiary, (b) take all such action as may be reasonably required by Bank to grant a continuing pledge and security interest in the Shares of each Subsidiary that is a direct, wholly-owned Subsidiary of Borrower or any Parent Guarantor and (c) take all such action as may be reasonably required by Bank to cause (i) any such Subsidiary of Borrower (other than any Foreign Subsidiary) to become a Subsidiary Guarantor or (ii) any such Subsidiary of a Parent Guarantor (other than any Foreign Subsidiary) to become a Guarantor subject to Guaranty Documents approved by Bank in its sole discretion.

6.11           Further Assurances. At any time and from time to time Obligors shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.12           Material Contracts. Each Obligor shall maintain in full force and effect each Material Contract.

6.13           USA PATRIOT Act. Promptly following any request therefor, Borrower shall provide information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws, including but not limited to a Beneficial Ownership Certification form acceptable to Bank.

6.14           Post-Closing Matters. Borrower will take each of the actions set forth on Schedule 6.14 within the time period prescribed therefor on such schedule (as such time period may be extended by Bank).

7.                 NEGATIVE COVENANTS.

Each Obligor covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, it will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1           Dispositions. (i) Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or (ii) except to the extent permitted by Section 6.6 of the Agreement, move cash balances on deposit with Bank to accounts opened at another financial institution, in each case, other than Permitted Transfers.

7.2           Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or Obligor State or relocate its chief executive office without 15 days prior written notification to Bank; replace its chief executive officer or chief financial officer without 15 days written notification to Bank after the occurrence thereof; engage in any business, or permit any of its Subsidiaries to engage in any business, unless reasonably related or incidental to the businesses currently engaged in by Borrower. Parent Guarantors and their Subsidiaries; change its fiscal year end; consummate a Change in Control.

7.3           Mergers or Acquisitions. Merge or consolidate, or permit any of its respective Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary of an Obligor into another Subsidiary of an Obligor or into an Obligor), or acquire, or permit any of its respective Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same, except, in each case, in connection with Permitted Acquisitions; provided that if any Affiliate Guarantor is a party to such Permitted Acquisition then an Affiliate Guarantor shall be the surviving Person.

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7.4           Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness for borrowed money or take any actions which impose on an Obligor an obligation to prepay any Indebtedness for borrowed money.

7.5           Encumbrances. (i) Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its respective Subsidiaries so to do, except for Permitted Liens and Permitted Transfers, or (ii) covenant to any other Person that such Obligor in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Obligor’s property in favor of Bank, except (a) as is expressly permitted in Section 7.1 hereof (to the extent constituting Liens), (b) covenants with such restrictions in merger or acquisition agreements, provided that such covenants do not prohibit such Obligor from granting a security interest in such Obligor’s property in favor of Bank and provided further that the counter-parties to such covenants are not permitted to receive a security interest in such Obligor’s property, (c) any such prohibitions imposed in respect of property that is subject to a Permitted Lien of the type described in clauses (c) or (h) of the definition thereof, (d) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment, subletting, or encumbrance thereof, and I restrictions in any indenture relating to the assets or business of any Person acquired pursuant to a Permitted Acquisition.

7.6           Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that each Obligor may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase; (ii) repurchase the stock of former employees, officers, consultants or directors pursuant to repurchase or other similar agreements, in an aggregate amount not to exceed $75,000 in any fiscal year of Borrower; (iii) distribute stock upon the exercise of options or warrants and make payments of cash in lieu of fractional stock in connection therewith; (iv) issue stock upon the conversion of convertible securities, pursuant to the terms of such convertible securities or otherwise in exchange thereof and make payments of cash in lieu of fractional stock in connection therewith; (v) repurchase stock of Borrower from Minority Equity Holders for Cash in an amount not to exceed the greater of (a) $100,000 and (b) the Available Equity Amount; (vi) make the Special Contribution Repayment using funds from the Venerable Closing Contribution, provided such payment is made substantially concurrently with the Closing Date (and in any event not more than 3 Business Days after the Closing Date) and (vii) make any Transfers described in clause (2) of paragraph (c) of the definition of “Permitted Transfer.”

7.7           Investments. (i) Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its respective Subsidiaries to do so, in each case, other than Permitted Investments, (ii) maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so except in accordance with Section 6.6, or (iii) suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to an Obligor, other than (a) customary provisions in leases, subleases, licenses, sublicenses and other contracts, including customary net worth provisions or similar financial maintenance provisions contained therein and (b) restrictions in any indenture, agreement, document, instrument or other arrangement relating to the assets or business of any Person acquired pursuant to a Permitted Acquisition. Further, no Obligor shall enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

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7.8           Transactions with Affiliates. Other than as disclosed on the Schedule, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of an Obligor except for (i) transactions that are in the ordinary course of an Obligor’s business, upon fair and reasonable terms that are no less favorable to such Obligor than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions between or among an Obligor and its respective Subsidiaries expressly permitted under Section 7.7, (iii) transactions expressly permitted under Section 7.6, (iv) the incurrence of Subordinated Debt, and (v) commercially reasonable and customary compensation or severance arrangements with an Obligor’s employees, officers, directors and managers approved by the board of directors (or similar governing body) of such Obligor.

7.9           Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its respective Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10          Inventory and Equipment. Store any Inventory or the Equipment (other than personal property in transit in the ordinary course of business and movable items of personal property) with a value in excess of $250,000 (per location) with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit; provided that, in connection with the Closing Date, no such acknowledgement shall be required to be deliverable to Bank for the initial 15 days following the Closing Date) or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory or Equipment in transit in the ordinary course of business, movable items of personal property, Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, each Obligor shall keep the Inventory and Equipment only at the locations set forth in Section 10, locations listed on the Perfection Certificate, and such other locations of which Borrower gives Bank prior written notice and takes such steps as are required pursuant to Section 4.2.

7.11          No Investment Company; Margin Regulation. Become required to register as an “investment company,” or become controlled by any Person required to register as an “investment company”, within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.12	Parent Guarantors. Solely with respect to the Parent Guarantors shall not:

(a)	incur any Indebtedness other than the Obligations;

(b)           create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it;

(c)           make any Transfer or distribution pursuant to Section 7.6 other than a Permitted Transfer or the Transfer of the Forever Oceans Interest in accordance with Section 2.05 of the Purchase Agreement;

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(d)          consolidate with, or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; or

(e)          change the nature of its business or acquire any tangible assets.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (an “Event of Default”) by an Obligor under this Agreement:

8.1	Payment Default. If Borrower fails to pay any of the Obligations when due.

8.2	Covenant Default.

(a)          If an Obligor fails to perform any obligation under Sections 6.2 (financial statements, reports, certificates), 6.4 (taxes), 6.5 (insurance), 6.6 (deposit accounts), 6.7 (financial covenants), 6.11 (further assurances), or 6.12 (material contracts) or violates any of the covenants contained in Article 7 of this Agreement; or

(b)          If an Obligor fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between an Obligor and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after such Obligor receives notice thereof or any officer of such Obligor becomes aware thereof; provided that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by such Obligor be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then such Obligor shall have an additional reasonable period (which shall not in any case exceed 30 days after such Obligor receives notice thereof or any officer of such Obligor becomes aware thereof) to attempt to cure such default, so long as such Obligor continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3          Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4          Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report.

8.5          Attachment. If any material portion of an Obligor’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if an Obligor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of an Obligor’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of such Obligor’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 10 days after such Obligor receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Obligor (provided that no Credit Extensions will be made during such cure period).

8.6          Insolvency. If an Obligor becomes insolvent, or if an Insolvency Proceeding is commenced by an Obligor, or if an Insolvency Proceeding is commenced against an Obligor and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

8.7          Other Agreements. If there is a default or other failure to perform in any agreement to which an Obligor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000 or that would reasonably be expected to have a Material Adverse Effect.

8.8          Subordinated Debt. If an Obligor makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank. If any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (other than in accordance with its terms), any Person (other than Bank) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement.

8.9          Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any Subsidiary and the same are not, within 10 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree).

8.10          Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.11          Guaranty. If (i) the Personal Guaranty, the guaranty made by the Affiliate Guarantors under Article 11 in favor of the Bank or any other guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason (other than Bank’s termination thereof) to be in full force and effect, (ii) any Guarantor fails to perform any obligation under the Personal Guaranty, the guaranty made by the Affiliate Guarantors under Article 11 in favor of the Bank, any other Guaranty or a security agreement securing the Personal Guaranty, the guaranty made by the Affiliate Guarantors under Article 11 in favor of the Bank or any other Guaranty (collectively, the “Guaranty Documents”), (iii) any event of default occurs under any Guaranty Document, (iv) any Guarantor revokes or purports to revoke the Personal Guaranty, the guaranty made by the Affiliate Guarantors under Article 11 in favor of the Bank or any other Guaranty, or (v) any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any Guarantor.

9.                    BANK’S RIGHTS AND REMEDIES.

9.1          Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Obligors:

(a)          Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)          Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)          Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)          Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Obligor agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Obligor authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of an Obligor’s owned premises, such Obligor hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)          Set off and apply to the Obligations any and all (i) balances and deposits of Obligors held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of an Obligor held by Bank;

(f)          Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1 to use, without charge, each Obligor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1 , an Obligor’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)          Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including an Obligor’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Obligors will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Obligors shall be credited with the proceeds of the sale;

(h)          Bank may credit bid and purchase at any public sale;

(i)          Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any Guarantor or any other Person liable for any of the Obligations; and

(j)          Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2          Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Obligor hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Obligor’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Obligor’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Obligor’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; I make, settle, and adjust all claims under and decisions with respect to such Obligor’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between an Obligor and Bank without first obtaining such Obligor’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by an Obligor after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which an Obligor no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Obligors where permitted by law; provided Bank may exercise such power of attorney to sign the name of an Obligor on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Obligors’ attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3          Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4          Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5          Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Obligors.

9.6          No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Obligors. Each Obligor waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7          Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on an Obligor’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Obligor expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8          Demand; Protest. Except as otherwise provided in this Agreement, each Obligor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.                    NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to an Obligor or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Max International, LLC
102 S 200 E #610
Salt Lake City, UT 84138
Attn: Chief Executive Officer

If to a Subsidiary Guarantor:	c/o Max International, LLC
102 S 200 E #610
Salt Lake City, UT 84138
Attn: Chief Executive Officer

If to a Parent Guarantor:	c/o Venerable Holdings, LLC
281 Wigmore Drive
Pasadena, CA 91105
Attn: Managing Member

If to Bank:	East West Bank
135 N. Los Robles Ave., 6th Fl.
Pasadena, CA 91101
Attention: East West Bank Technology
Lending; Jordan Franklin

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.                    CONTINUING GUARANTY

11.1          Guaranty. Each Affiliate Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations (for each Affiliate Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that, the liability of each Affiliate Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Bank’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Affiliate Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Affiliate Guarantors, or any of them, under this Guaranty, and each Affiliate Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.2          Rights of Lender. Each Affiliate Guarantor consents and agrees that the Bank may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Bank in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Affiliate Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Affiliate Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Affiliate Guarantor.

11.3          Certain Waivers. Each Affiliate Guarantor waives: (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Bank) of the liability of the Borrower or any other Obligor; (b) any defense based on any claim that such Affiliate Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Obligor; (c) the benefit of any statute of limitations affecting any Affiliate Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Bank whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Bank; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Affiliate Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

11.4          Obligations Independent. The obligations of each Affiliate Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Affiliate Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

11.5          Subrogation. No Affiliate Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Bank’s obligation to provide advances hereunder is terminated. If any amounts are paid to an Affiliate Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank to reduce the amount of the Obligations, whether matured or unmatured.

11.6          Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Revolving Maturity Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Affiliate Guarantor is made, or the Bank exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Bank is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Affiliate Guarantor under this Section 11.6 shall survive termination of this Guaranty.

11.7          Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against an Affiliate Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Affiliate Guarantor, jointly and severally, immediately upon demand by the Bank.

11.8          Condition of Borrower. Each Affiliate Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Affiliate Guarantor requires, and that Bank does not have any duty, and such Affiliate Guarantor is not relying on the Bank at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Affiliate Guarantor waiving any duty on the part of the Bank to disclose such information and any defense relating to the failure to provide the same).

11.9          Appointment of Borrower. Each of the Obligors hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that: (a) the Borrower may execute such documents and provide such authorizations on behalf of such Obligors as the Borrower deems appropriate in its sole discretion and each Obligor shall be obligated by all of the terms of any such document and/or authorization executed on its behalf; (b) any notice or communication delivered by the Bank to the Borrower shall be deemed delivered to each Obligor; and (c) the Bank may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Obligors.

11.10          Right of Contribution. The Affiliate Guarantors agree among themselves that, in connection with payments made hereunder, each Affiliate Guarantor shall have contribution rights against the other Affiliate Guarantors as permitted under applicable law.

11.11          Keepwell. Each Obligor that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Obligor becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article 11 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Obligor intends this Section 11.11 to constitute, and this Section 11.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Obligor for all purposes of the Commodity Exchange Act.

12.                    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

California law governs the Loan Documents without regard to principles of conflicts of law. Each Obligor and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Los Angeles County, California; provided that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Obligor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Obligor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Obligor hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Obligor at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Obligor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

EACH OBLIGOR AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, who shall be a retired state or federal court judge, mutually selected by the parties or, if they cannot agree, then any party may seek to have a private judge appointed in accordance with California Code of Civil Procedure §§ 638 and 640 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts). The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

The parties agree that time is of the essence in conducting the referenced proceedings. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof. The costs shall be borne equally by the parties.

13.                    GENERAL PROVISIONS.

13.1          Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided that neither this Agreement nor any rights hereunder may be assigned by an Obligor without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Obligors to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2          Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Obligors whether under this Agreement, or any other Loan Documents (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3          Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4          Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5          Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

13.6          Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents. The foregoing to the contrary notwithstanding, all agreements for Bank Products, if any, are independent agreements governed by the written provisions of the agreements for them, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such agreement.

13.7          Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, with respect to any Loan Document, when taken together, shall constitute but one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing the applicable Loan Document (or on whose behalf such signature is executed), with the same force and effect as if such facsimile or “.pdf” signature page were an original hereof.

13.8          Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.9          Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower so long as such subsidiaries or Affiliates agree to be bound by confidentiality provisions equivalent to those provided herein, (ii) to prospective transferees or purchasers of any interest in the Loans provided that such prospective transferee or purchaser has agreed to be bound by the provisions of this Section 13.9, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank on a non-confidential basis when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MAX INTERNATIONAL, LLC, as Borrower

By:	/s/ Joseph F. Voyticky
Name:	Joseph F. Voyticky
Title:	Chief Executive Officer

MAX INTERNATIONAL SALES, INC., as a Subsidiary Guarantor		MAX HEALTH & LIVING INTERNATIONAL (NEW ZEALAND) LIMITED, LLC, as a Subsidiary Guarantor

By: Max International, LLC, as sole member

By:	/s/ Joseph F. Voyticky	By:	/s/ Joseph F. Voyticky
Name:	Joseph F. Voyticky	Name:	Joseph F. Voyticky
Title:	Treasurer	Title:	Chief Executive Officer

TO THE MAX INVESTMENT, LLC, as a Parent Guarantor		MULLY’S MAX MOB LLC, as a Parent Guarantor

By: Max International Acquisition Corp., as Managing Member		By: Mully Acquisition Corp., as Managing Member

By:	/s/ Kevin McFarlane	By:	/s/ Kevin McFarlane
Name:	Kevin McFarlane	Name:	Kevin McFarlane
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EAST WEST BANK, as Bank

By:
		Name:	Reza Sabahi
		Title:	Senior Managing Director

[Signature Page to Amended and Restated Loan and Security Agreement]

EAST WEST BANK, as Bank

By:	/s/ James Tai
Name:	James Tai
Title:	Managing Director

[Signature Page to Amended and Restated Loan and Security Agreement]

DEBTOR:	[MAX INTERNATIONAL, LLC][AFFILIATE GUARANTOR]

SECURED PARTY:	EAST WEST BANK

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO AMENDED AND RESTATED AMENDED AND RESTATED LOAN AND SECURITY

AGREEMENT

All personal property of Debtor whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)          all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)          all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)          all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)          all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)          any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

A-1

EXHIBIT B

MATERIAL CONTRACTS

Manufacturing and Supply Agreement, dated as of August 27, 2015, between the Borrower and Cornerstone Research & Development (dba Capstone Nutrition

Supply Agreement, dated as of April 26, 2019, between the Borrower and Elevate Nutraceuticals, LLC

Consulting Agreement, dated March 31, 2021, between Borrower and Max R&D, LLC.

B-1

EXHIBIT C

LOAN ADVANCE / PAYMENT AUTHORIZATION
(MUST BE RECEIVED BY 5:00 PM PST FOR SAME DAY PROCESSING)
WHEN COMPLETED E-MAIL TO: AdvanceGroup@EastWestBank.com
OR FAX TO: 626-927-2088

LOAN REQUEST FORM
(TO BE COMPLETED BY BORROWER)
Borrower Name:				Date of Request:
Borrower Contact No.:
Loan / Note No.:		(“Loan”)

LOAN ADVANCE REQUEST
(TO BE COMPLETED BY BORROWER)
Effective Date	Credit To		Description			Amount

UCC Equipment Filing	Yes	No	If yes, please provide a copy of supporting
Require:			documents
LOAN PAYMENT REQUEST
(TO BE COMPLETED BY BORROWER)
		Credit to	Payment Type			Total
Effective Date	Debit From	Loan/Note No.	Principal	Interest	Fee	Amount

CERTIFICATION OF BORROWER

This request is made to East West Bank by an authorized representative(s) of Borrower, who signs below and who certifies that: (i) The representations and warranties by Obligors set forth in the Loan Documents are true and correct in all material respects (or, if conditioned on materiality, in all respects) as of the date made and as of the date of this advance request, except to the extent such representation or warranty expressly refers to a specific date or time period, in which case it is true and correct in all material respects as of such date or with respect to such time period; (ii) no Obligor is in violation of any of the terms of the Loan Documents; (iii) no Event of Default has occurred and is continuing or would reasonably be expected to result from making the Loan Advance; and, (iv) there has been no material adverse change in Borrower’s financial condition since the Loan Documents were executed.

Authorized Signature:		Printed Name/Title:
Authorized Signature:		Printed Name/Title:

EAST WEST BANK OFFICE USE ONLY
EWB Verification:	Authorize Signature	ABL Availability: $ Maturity Date:

C-1

SPECIAL INSTRUCTIONS

Prepared By:		Printed Name/Title:
Signature
Approved By:		Printed Name/Title:
Signature
LOAN SERVICING DEPARTMENT ONLY

Processed By:			Date:

C-2

EXHIBIT D

BORROWING BASE CERTIFICATE

EAST WEST BANK

135 N. Los Robles Ave., 6th Fl.

Pasadena, CA 91101

Attention: East West Bank Technology Lending; Jordan Franklin

BORROWING BASE CALCULATION:	As of Date:

1.	EBITDA for trailing 12-month measurement period:	$
2.	Borrowing Base ((i) from the Closing Date through and including June 29, 2022, #1 multiplied by 2.00, (ii) from June 30, 2022 through and including December 30, 2022, #1 multiplied by 1.75, (iii) from December 31, 2022 through and including June 29, 2023, #1 multiplied by 1.50 and (iv) from June 30, 2023 and thereafter, #1 multiplied by 1.25)	$
3.	Maximum Loan Amount	$7,000,000
4.	Total Funds Available (Lesser of #2 or #3)	$
5.	Less: Outstanding Advances	$
6.	Less: Outstanding under sublimits, if any	$
7.	AVAILABLE FOR DRAW/NEED TO PAY	$

If line #7 is less than $0, this amount must be remitted to Bank immediately to bring loan balance into compliance. By signing this form you authorize Bank to deduct any amounts directly from Borrower’s account(s) at Bank in the event there is an overadvance.

Footnotes:

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Amended and Restated Loan and Security Agreement between the undersigned, East West Bank and the Affiliate Guarantors from time to time party thereto.

BANK USE ONLY
Authorized Signer

	Rec’d By:	Date:	Rev

D-1

EXHIBIT E

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	East West Bank
135 N. Los Robles Ave., 6th Fl.
Pasadena, CA 91101
Attention: East West Bank Technology Lending; Jordan Franklin

FROM:	MAX INTERNATIONAL, LLC

The undersigned authorized Officer of MAX INTERNATIONAL, LLC (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Amended and Restated Amended and Restated Loan and Security Agreement between Borrower, Bank and the Affiliate Guarantors from time to time party thereto (the “Agreement”), (i) Borrower is in complete compliance for the period ending __________ with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Obligors stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Monthly F/S	Monthly, within 30 days	YES	NO
Compliance Certificate	Monthly, within 30 days	YES	NO
CPA Audited, Unqualified F/S	Annually, within 120 days of FYE	YES	NO
Borrowing Base Cert.	Monthly, within 30 days	YES	NO
Annual Projections (incl. operating budget)	Annually, within 60 days of YE	YES	NO
Intellectual Property Report	Annually, within 30 days of YE	YES	NO
Audit	Annually	YES	NO
If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO
Total amount of Borrower’s cash and investments	Amount: $____________	YES	NO
Total amount of Borrower’s cash and investments	Amount: $____________	YES	NO
maintained with Bank

E-1

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES

TO BE TESTED MONTHLY, UNLESS OTHERWISE NOTED:
Minimum Total Liquidity	$2,500,000	$	YES	NO
Maximum Committed Leverage Ratio	[3.00/2.75/2.50/	:1.00	YES	NO
2.25/2.00/1.75/
1.50]:1.00
Minimum Fixed Charge Coverage Ratio	1.25:1.00	:1.00	YES	NO

CASH IN ACCOUNT
SUBSIDIARY ACCOUNTS (OTHER		ACCOUNT NO. (LAST 4		ON REPORTING
THAN EXCLUDED ACCOUNTS)	BANK NAME	DIGITS)		DATE

TO BE REPORTED MONTHLY:

[___________]	[________]		$
Aggregate Cash in Subsidiary Accounts			$

Please Enter Below Comments Regarding Violations:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

Authorized Signature

Name:

Title:

E-2

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

1.        Convertible Promissory Note payable, dated as of May 6, 2011, in a principal amount of $1,800,000, issued by Borrower to Max Contract Acquisition Corp., as holder (assigned by the former holder of such debt, Alfred Calligaris, at the time of the Permitted Holders’ acquisition of equity interests in Borrower).

2.        Convertible Promissory Note payable, dated as of October 27, 2021, in a principal amount of $2,995,990, issued by Borrower to Max Contract Acquisition Corp., as holder (assigned by the former holder of such debt, Alfred Calligaris, at the time of the Permitted Holders’ acquisition of equity interests in Borrower).

3.        Convertible Promissory Note payable, dated as of December 13, 2014, in principal amount of $20,157, issued by Borrower to To The Max Investment, LLC (To The Max Investment, LLC acquired by the Permitted Holders upon their acquisition of equity interest in Borrower).

4.        Convertible Promissory Note payable, dated as of June 14, 2017, in principal amount of $290,000, issued by Borrower to To The Max Investment, LLC (To The Max Investment, LLC acquired by the Permitted Holders upon their acquisition of equity interest in Borrower).

5.        Convertible Promissory Note payable, dated as of June 28, 2018, in a principal amount of $1,206,617, issued by Borrower to To The Max Investment, LLC (as a replacement for a note issued to Steve Scott repaid by To The Max Investment, LLC) (To The Max Investment, LLC acquired by the Permitted Holders upon their acquisition of equity interest in Borrower).

6.        Note payable, dated October 6, 2016, in a principal amount of $96,000, issued by Borrower to James Stevralia (Mr. Stevralia is the President of the Borrower and an indirect equity holder of about 12% of the Borrower’s equity through minority interests held in To The Max Investment, LLC).

7.        The amount of $75,510,32 owed to Alfred Calligaris, Formerly, this amount accrued as interest on a previously undocumented loan to Borrower, in principal amount of $2,995,990. This amount accrued from April 1, 2021 through October 27, 2021. That loan was assigned to Max Contract Acquisition Corp. and is noted as Item 2, above, in this list (the “Item 2 Loan”), which is being documented as of the date it was assigned. When Mr. Calligaris sold his equity interest in Borrower to the Permitted Holders (and assigned his rights the Item 2 Loan to Max Contract Acquisition Corp.), he retained his right to receive the accrued and unpaid interest.

Permitted Investments (Section 1.1)

On the Closing Date and the Amendment Date, Mully’s Max Mob LLC holds the Forever Oceans Interests, for which it paid (prior to the Closing Date) $125,000. Pursuant to the terms of the Purchase Agreement as in effect on the Amendment Date, Mully’s Max Mob LLC is required to transfer this asset to the Pre-Acquisition Owners of Mully’s Max Mob LLC, or their designee, on or before December 31, 2021. Permitted Liens (Section 1.1)

None.

Prior Names (Section 5.5)

None.

Litigation (Section 5.6)

None.

Inbound Licenses (Section 5.12)

None.

Affiliate Transactions (Section 7.8)

Each of the Notes payable listed in items 1-6 under Permitted Indebtedness above; provided that each of the Notes payable listed in items 1-5 shall be subject to the Subordination Agreement.

Reimbursement Agreement, dated on or about the Closing Date, between the Borrower and the Permitted Holders pursuant to which the Borrower agrees to reimburse the Permitted Holders on the Closing Date for the costs and expenses incurred by the Permitted Holders in connection with the transactions closing on or about the Closing Date.

Schedule 6.14

Post-Closing Matters

Within forty-five (45) days after the Closing Date, the Borrower shall deliver to Bank the certificate or certificates for the Shares, if any, accompanied by an instrument of assignment duly executed in blank by the applicable Obligor.

Within thirty (30) days after the Closing Date, the Borrower shall deliver to Bank insurance certificates and endorsements in accordance with Section 6.5(b), in form and substance reasonably satisfactory to Bank.

COMPANY RESOLUTION

Company: MAX INTERNATIONAL, LLC, a Utah limited liability company

WE THE UNDERSIGNED, hereby certify that MAX INTERNATIONAL, LLC, a Utah limited liability company (“Company”), is duly organized, existing and in good standing as a limited liability company under and by virtue of the laws of the State of Utah, and that Company’s name shown above is the complete and correct name of Company.

WE FURTHER CERTIFY that at a duly authorized meeting of the members of the Company (or by other duly authorized written consent in lieu of a meeting in accordance with the Company’s Operating Agreement), duly called and held, at which all of the undersigned were present and voting, the following resolutions were adopted:

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of the Company, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES
Joseph Voyticky	Chief Executive Officer
James Stevralia	President
Tyler Kent	Chief Financial Officer

acting for and on behalf of the Company and as its act and deed be, and they hereby are, authorized and empowered in the name of the Company:

Borrow Money. To borrow from time to time from East West Bank, a California Corporation (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Company and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Loan and Security Agreement dated on or about October, 2021 (the “Loan Agreement”) and any other agreement entered into between Company and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Company’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Company or in which the Company may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Company with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

1

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of Company’s agreements or commitments in effect at the time notice is given.

WE FURTHER CERTIFY that the officers, manager, employees, and agents named above are duly elected, appointed, or employed by or for Company, as the case may be, and occupy the positions set opposite their names; that the foregoing Resolutions now stand of record on the books of Company, and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

WE FURTHER CERTIFY that the Articles of Organization filed at the Utah Secretary of State on September 26, 2006 and the Company’s Second Amended and Restated Operating Agreement dated as of April 7, 2009, as amended (the Company’s “Operating Agreement”), in the form presented to Bank as of the date hereof are true and correct, in full force and effect as of the date hereof, and that no provision of either such document restricts the Company from entering into, or performing its obligations under, the Loan Documents.

The undersigned Member of the Company, To The Max Investment, LLC, by approving this Resolution, represents and warrants that it holds interests constituting a “Super-Majority Approval” of the members of the Company, as such term is used in the Company’s Operating Agreement. The undersigned each have read all the provisions of this Company Resolution, and we each jointly and severally and on behalf of Company certify and agree to its terms. This certificate is dated October [_______], 2021.

Member of the Company:

To The Max Investment, LLC

By:
Name:
Title:

Manager of the Company:

Kevin McFarlane

Signed:

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EAST WEST BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Revolver)

Name(s): MAX INTERNATIONAL, LLC	Date: [______], 2021

$7,000,000	credited to deposit account No. [●] when Advances are requested or disbursed to Borrower by cashier’s check or wire transfer

Amounts paid to others on your behalf:

$	to East West Bank for Loan Fee

$	to Bank counsel fees and expenses

$	to __________

$	to __________

$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for East West Bank to disburse the loan proceeds as stated above.

Signature	Signature

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EAST WEST BANK

AUTOMATIC DEBIT AUTHORIZATION

Member FDIC

To: East West Bank

Re: Loan # ______________________________________

You are hereby authorized and instructed to charge account No. [●] in the name of MAX INTERNATIONAL, LLC for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

☒ Debit each interest payment as it becomes due according to the terms of the Amended and Restated Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each principal payment as it becomes due according to the terms of the Amended and Restated Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each payment for Bank Expenses as it becomes due according to the terms of the Amended and Restated Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date

[______], 2021

USA PATRIOT ACT

NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

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DEBTOR:	[MAX INTERNATIONAL, LLC][AFFILIATE GUARANTOR]

SECURED PARTY:	EAST WEST BANK

EXHIBIT A to UCC Financing Statement

COLLATERAL DESCRIPTION ATTACHMENT TO UCC NATIONAL FINANCING FORM

All personal property of Debtor whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)      all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)      all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)      all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)      all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)      any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.